Exhibit 99.1
For Release 8:00 AM Eastern Time, Tuesday November 8, 2005
CUMULUS MEDIA INC.
Cumulus Reports Third Quarter 2005 Results
     ATLANTA, GA, November 8, 2005 – Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and nine month periods ended September 30, 2005.
     Historical results are attached. Historical or “as reported” financial data of Cumulus Media Inc. may not be comparable from year to year because of the acquisition of radio stations by the Company during certain of the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Nine months ended
	September 30,		%	September 30,		%
	2005	2004	Change	2005 (1)	2004	Change
As Reported:
Net revenues	$85,326	$83,976	1.6%	$244,889	$235,741	3.9%
Station operating expenses	52,891	51,588	2.5%	171,695	150,503	14.1%
Station operating income (2)	32,435	32,388	0.1%	86,765	85,238	1.8%
Station operating income margin (3)	38.0%	38.6%		35.4%	36.2%
Adjusted EBITDA (4)	28,821	28,448	1.3%	75,556	73,872	2.3%

Free cash flow (5)	21,551	21,383	0.8%	53,237	53,952	(1.3)%

Same Station Results: (6)
Net revenue	$78,425	$77,140	1.7%	$225,201	$220,338	2.2%
Station operating income (2)	29,587	29,755	(0.6)%	79,958	79,946	0.0%
Station operating income margin (3)	37.7%	38.6%		35.5%	36.3%

Pro Forma Results: (7)
Net revenue	$84,957	$83,573	1.7%	$243,493	$238,908	1.9%
Station operating income (2)	32,388	32,303	0.3%	86,638	85,784	1.0%
Station operating income margin (3)	38.1%	38.7%		35.6%	35.9%
Adjusted EBITDA (4)	28,774	28,363	1.4%	75,429	74,418	1.4%
Adjusted EBITDA margin (8)	33.9%	33.9%		31.0%	31.1%

(1)	Results for the nine months ended September 30, 2005 are reflective of certain non cash accounting charges made in connection with the Company’s decision to amend and restate its results for the second quarter of 2005. Full amended and restated results for the three and six months ended June 30, 2005 are expected to be filed on Form 10 Q/A in conjunction with the Company’s filing of Form 10-Q for the three months ended September 30, 2005. See the “Prior Period Adjustments” section that follows for an explanation of the second quarter non-cash contract termination charge.

(2)	Station operating income is defined as operating income before non cash contract termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(3)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(4)	Adjusted EBITDA is defined as operating income before non cash contract termination costs, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(5)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

(6)	Same station results include the 275 stations in 56 markets owned and operated since January 1, 2004.

(7)	Pro forma results include the results of i) all acquisitions entered into during the period that were operated under the terms of local marketing agreements; and ii) all acquisitions and dispositions consummated during the period, as if such acquisitions and dispositions were completed at the beginning of each period presented and exclude the results of Broadcast Software International. As of September 30, 2005, the pro forma totals include the results of 310 stations in 61 markets.

(8)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenues.
Prior Period Adjustments
     Cumulus also reported certain restated results for the three and six month periods ended June 30, 2005 to reflect a non-cash contract termination charge. As previously disclosed, in May 2005, the Company was released from its pre-existing national advertising sales agency contract with Interep National Radio Sales, Inc (“Interep”) and engaged Katz Media Group, Inc. (“Katz”) as its new national advertising sales agent. In connection with our release from the Interep contract, Katz negotiated and agreed to pay Interep $14.4 million (the “Katz Payment”), payable in 25 equal monthly payments commencing in May 2005. No payments were or will be made by Cumulus to Interep or Katz in connection with the termination of the Interep contract. Additionally, through the new contract with Katz, the Company secured a lower commission rate as compared with its pre-existing Interep contract.
     As the Katz Payment created no obligation and no cash outlay for the Company, management did not originally believe that it triggered an accounting event for the Company. However, subsequent to the end of the third quarter, circumstances arose that caused the Company to reconsider its accounting for the termination of the Interep contract. As a result of that review, management now believes that, while there is no definitive accounting guidance that addresses the Company’s circumstances, the Company should have recognized a non-cash contract termination charge during the second quarter to account for the $14.4 million payment being made by Katz to Interep. Accordingly, the Company will amend and restate its financial statements for the three- and six-month periods ended June 30, 2005 to give effect to the non-cash charge and related liabilities. The Company expects to file an amended and restated Form 10-Q/A for the second quarter together with its Form 10-Q for the third quarter.
     As a result of the restatement, Station Operating Expenses increased by $13.8 million for the three and six months ended June 30, 2005. Of the increase, $13.6 million was recorded as a non cash contract termination cost and represents the fair value of the Katz Payment as of the contract termination date.
Results of Operations
          Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004
     Net revenues for the third quarter of 2005 increased $1.4 million to $85.3 million, a 1.6% increase from the third quarter of 2004, primarily as a result of a 5.2% increase in local advertising revenue, offset by a 12.0% decrease in national advertising revenue. For the quarter, revenue grew in 33 of the Company’s 61 markets.
     Station operating expenses increased $1.3 million to $52.9 million, an increase of 2.5% over the third quarter of 2004. During the second quarter of 2005, the Company launched its second station in Houston, Texas (acquired on March 31, 2005). The increased expenses associated with the new Houston station, coupled with promotional expenses associated with the first quarter launch of the Company’s rock station in Houston, were significant drivers of the third quarter station operating expense increase. Excluding the effect of expenses attributable to the Houston, Texas market, station operating expenses would have increased by $0.4 million or 0.8% for the quarter.
     Station operating income (defined as operating income before non cash contract termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) was $32.4 million, an increase of 0.1% from the third quarter of 2004, for the reasons discussed above.
     On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions completed during the period as if each were consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the third quarter of 2005 increased $1.4 million to $85.0 million, an increase of 1.7% from the third quarter of 2004. In terms of revenue composition, pro forma local advertising revenues increased approximately 4.4%, offset by a 11.4% decrease in pro forma national advertising revenues.
     Pro forma station operating expenses increased $1.3 million to $52.6 million, an increase of 2.5% over the third quarter of 2004. This increase was primarily due to 1) expenses incurred during the period associated with the second quarter launch of the Company’s new station in Houston, Texas, 2) promotional expenses incurred during the period associated with the first quarter launch of the Company’s rock station in Houston and 3) general expense increases associated with operating the Company’s station portfolio. Excluding the effect of expenses attributable to the Houston, Texas market during the third quarter, pro forma station operating expenses would have increased by $0.4 million or 0.8% for the third quarter.
     Pro forma station operating income (defined as operating income (loss) before non-cash contract termination costs, depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits); and excluding the results of Broadcast Software International) decreased $0.1 million to $32.5 million, an decrease of 0.3% from the third quarter of 2004.
     Non-cash stock compensation expense increased to $0.8 million for the third quarter of 2005, as compared with a $0.2 million non-cash stock compensation credit in the prior year.
     Interest expense increased by $0.7 million or 12.9% to $5.7 million for the three months ended September 30, 2005 as compared with $5.0 million in the prior period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current quarter, offset by a $0.3 million gain recorded in the current quarter as a decrease to interest expense related to the adjustment of the fair value of certain derivative instruments.
     Losses on early extinguishments of debt were $1.2 million for the three months ended September 30, 2005 as compared with $2.1 million during the prior year. Losses in the current period relate to the retirement of the Company’s term and revolving loan facilities in connection with the execution of a new $800 million credit agreement in July 2005. Losses in the prior year related to the completion of an amendment and restatement of the Company’s then existing credit agreement and the related retirement and replacement of our term loans.
     Income tax expense increased by $0.5 million or 7.9% to $7.0 million for the three months ended September 30, 2005 as compared with $6.5 million in the prior period. Tax expense in the current and prior year is comprised entirely of deferred tax expense and relates primarily to the establishment of valuation allowances against net operating loss carry-forwards generated during the periods.
     Basic income per common share was $0.14 for the three months ended September 30, 2005 as compared with basic income per common share of $0.13 during the prior year. Diluted income per common share was $0.13 for the three months ended September 30, 2005 as compared with diluted income per common share of $0.13 in the prior year.
          Nine months ended September 30, 2005 Compared to Nine months ended September 30, 2004
     Net revenues for the nine months ended September 30, 2005 increased $9.1 million to $244.9 million, a 3.9% increase from the same period in 2004, primarily as a result of revenues associated with station acquisitions completed in March 2004 (Rochester, Minnesota and Sioux Falls, South Dakota).
     Station operating expenses increased $21.2 million to $171.7 million, an increase of 14.1% over the same period in 2004. As discussed above, station operating expenses for the nine months ended September 30, 2005 are reflective of certain adjustments recorded in connection with an amendment and restatement of the Company’s second quarter 2005 results. As a result of the restatement, a non cash contract termination cost charge totaling $13.6 million was recorded to the three months period ended June 30, 2005. This non cash charge, coupled with increased expenses associated with station acquisitions completed in March 2004, are the primary drivers of the increase for the nine months ended September 30, 2005.
     Station operating income (defined as operating income before non cash termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) increased $1.5 million to $86.8 million, an increase of 1.8% from the same period in 2004, for the reasons discussed above.
     On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions completed during the nine month period as if each were consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the nine months ended September 30, 2005 increased $4.6 million to $243.5 million, an increase of 1.9% from the same period in 2004. In terms of revenue composition, pro forma local advertising revenues increased approximately 4.7% for the period, offset by a 11.5% decrease in pro forma national advertising revenues.

     Pro forma station operating expenses increased $3.7 million to $156.9 million, an increase of 2.4% over the same period in 2004. This increase was primarily due to 1) expenses incurred associated with the second quarter launch of the Company’s new station in Houston, Texas, 2) promotional expenses incurred in the third quarter associated with the first quarter launch of the Company’s rock station in Houston, Texas and 3) general expense increases associated with operating the Company’s station portfolio. Excluding the effect of expenses attributable to the Houston, Texas market, pro forma station operating expenses would have increased by $2.2 million or 1.4% for the nine months ended September 30, 2005.
     Pro forma station operating income (defined as operating income (loss) before non-cash contract termination costs, depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits); and excluding Broadcast Software International) increased $0.9 million to $86.6 million, an increase of 1.0% from the same period in 2004.
     Non-cash stock compensation expense increased to $2.4 million for the nine months ended September 30, 2005, as compared with a $0.4 million non-cash stock compensation credit in the prior year.
     Interest expense increased by $2.3 million or 15.2% to $17.5 million for the nine months ended September 30, 2005 as compared with $15.2 million in the prior period. This increase was primarily due to 1) a higher average cost of bank debt and increased levels of bank debt outstanding during the current year and 2) a $0.4 million loss recorded in the current year as an increase to interest expense related to the adjustment of the fair value of certain derivative instruments.
     Losses on early extinguishments of debt were $1.2 million for the nine months ended September 30, 2005 as compared with $2.5 million during the prior year. Losses in the current period relate to the retirement of the Company’s term and revolving loan facilities in connection with the execution of a new $800 million credit agreement in July 2005. Losses in the prior year related to the completion of an amendment and restatement of the Company’s then existing credit agreement and the related retirement and replacement of our term loans.
     Income tax expense increased $1.2 million to $20.5 million during the nine months ended September 30, 2005, as compared with $19.3 million during the prior year. Tax expense incurred in the current and prior year, comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods.
     Basic income per common share was $0.07 for the nine months ended September 30, 2005 as compared with basic income per common share of $0.30 during the prior year. Diluted income per common share was $0.07 for the nine months ended September 30, 2005 as compared with diluted income per common share of $0.29 during the prior year.
Share Repurchase Program
     On September 28, 2004, the Company announced that its Board of Directors had authorized the purchase, from time to time, of up to $100 million of its Class A Common Stock.
     Since March 31, 2005, the Company completed the repurchase of 5,104,498 shares of Class A Common Stock for $63.3 million, at an average repurchase price per share of $12.39. Including repurchases completed in prior periods, the Company has cumulatively repurchased a total of 6,108,927 shares of Class A Common Stock for $78.0 million under the Board authorized program.
     As of October 31, 2005, 64,053,469 shares of common stock were outstanding.
Susquehanna Radio Acquisition
     On October 31, 2005 the Company announced that, together with three private equity firms, it has formed Cumulus Media Partners, LLC (“CMP”), which has entered into agreements to acquire the radio broadcasting business of Susquehanna Pfaltzgraff Co. (“Susquehanna”). The acquisition, which includes 33 radio stations in 8 markets, is expected to close in the first half of 2006 and is subject to regulatory approvals, as well as other closing conditions.
     Pursuant to a capital contribution agreement, the Company will contribute its Kansas City, Missouri and Houston, Texas radio operations and assets to CMP, in exchange for an equity stake initially valued at approximately 25% of the equity of CMP.

Leverage and Financial Position
     Capital expenditures for the three months ended September 30, 2005 totaled $3.1 million and was comprised of $1.6 million of maintenance related capital expenditures. For the full year of 2005, we continue to expect capital expenditures to total approximately $7.0 million.
     On July 14, 2005, the Company entered into a new $800 million credit agreement, which provides for a seven-year $400.0 million revolving credit facility and a seven-year $400.0 million term loan facility. The proceeds of the term loan facility, fully funded on July 14, 2005, and drawings on that date of $123.0 million on the revolving credit facility, were used by the Company primarily to repay all amounts owed under its prior credit facility. As of September 30, 2005, $157.0 million was outstanding under the seven-year revolving credit facility and $400.0 million was outstanding under the seven-year term loan facility.
     Leverage, defined under the terms of the Company’s credit facility as total indebtedness divided by trailing 12-month Adjusted EBITDA as adjusted for certain non-recurring expenses, was 5.4 x at September 30, 2005.
     The ratio of net long-term debt to trailing 12-month pro forma Adjusted EBITDA as of September 30, 2005 is approximately 5.3x.
Outlook
     The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.
     Cumulus expects fourth quarter 2005 pro forma net revenue to be flat to slightly down versus the prior year. We also expect fourth quarter 2005 pro forma station operating expenses to grow by 2%. Further, the following table summarizes selected projected financial results for the fourth quarter of 2005 (dollars in thousands):

Estimated
Q4 2005
Depreciation and amortization	$5,675
LMA fees	$200
Non-cash stock compensation	$900
Interest expense	$6,375
Interest income	$125
Income tax expense (non cash)	$7,200
Non-GAAP Financial Measures
     Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are Station Operating Income, Adjusted EBITDA and Free Cash Flow. Station operating income is defined as operating income before non cash contract termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is defined as operating income before non cash contract termination costs, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.
     Station Operating Income
     Station Operating Income serves as a starting point for our management to analyze the cash flow generated by our business by measuring the profitability of our station portfolio and its contribution to the funding of our other operating expenses and to the funding of debt service and acquisitions. Station Operating Income isolates the amount of income generated solely by our stations and assists our management in evaluating the earnings potential of our station portfolio.
     In deriving this measure, we exclude non cash contract termination costs as the charge will never represent a cash obligation to our station operations. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. We believe this is important to our investors because it highlights the gross margin generated by our station portfolio. Finally, we exclude non cash stock compensation and restructuring and impairment charges (credits) from the measure as they do not represent cash payments related to the operation of the stations.
     We believe that Station Operating Income, although not a measure that is calculated in accordance with GAAP, nevertheless is the most frequently used financial measure in determining the market value of a radio station or group of stations. We have observed that Station Operating Income is commonly employed by firms that provide appraisal services to the broadcast industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions we have completed since our inception, we have used Station Operating Income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the metric to be extremely useful in order to determine the value of our portfolio of stations. We believe that Station Operating Income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators.
     Finally, Station Operating Income is the primary metric that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our board of directors uses it to determine the relative performance of our executive management. As a result, in disclosing Station Operating Income, we are providing our stockholders, and the public, with an analysis of our performance that is consistent with that utilized by our management.
     Station Operating Income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.
     Adjusted EBITDA
     Adjusted EBITDA is also utilized by our management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of our station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions.
     In deriving this measure, we exclude non cash contract termination costs as the charge will never represent a cash obligation to our Company. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, we exclude non cash stock compensation and restructuring and impairment charges (credits) from the measure as they do not represent cash payments related to the operation of the stations.
     We believe that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. We have also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, we believe that investors consider the metric to be extremely useful.
     Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.
     Free Cash Flow
     Free Cash Flow is also utilized by management to analyze the cash generated by our business. Free Cash Flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
     We believe that Free Cash Flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. We further believe that Free Cash Flow is also utilized by investors as a measure in determining the market value of a radio company.

     Free Cash Flow should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.
     As Station Operating Income, Adjusted EBITDA and Free Cash Flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
     Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
     Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions and divestitures, Cumulus Media Inc., directly and through its investment in Cumulus Media Partners, will own and operate 343 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.
     Cumulus Media Inc. will host a teleconference later today at 11:00 a.m. Eastern Time to discuss third quarter results. To access this teleconference live, please visit the company’s web site at www.cumulus.com or dial (913) 643-4199 for domestic and international callers. Approximately one hour after completion of the call, a replay can be accessed until 11:59 PM November 22, 2005. Domestic and international callers can access the replay by dialing (719) 457-0820, pass code 7484349.
     For further information, please contact:
Marty Gausvik       (404)949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months	Nine months	Nine months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Net revenues	85,326	83,976	244,889	235,741

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees (including non-cash contract termination costs of $0, $0, $13,571 and $0, respectively)	52,891	51,588	171,695	150,503
Depreciation and amortization	5,464	5,213	16,277	15,272
LMA fees	174	762	720	2,059
Corporate general and administrative (excluding non-cash stock compensation expense)	3,614	3,940	11,209	11,366
Non-cash stock compensation	775	(221)	2,442	(437)
Restructuring charges (credits)	—	(21)	(215)	(42)

Total operating expenses	62,918	61,261	202,128	178,721

Operating income	22,408	22,715	42,761	57,020

Nonoperating income (expense):
Interest expense	(5,678)	(5,028)	(17,474)	(15,162)
Interest income	163	196	957	493
Loss on early extinguishments of debt	(1,192)	(2,074)	(1,192)	(2,536)
Other income (expense), net	451	(21)	429	(9)

Total nonoperating expenses, net	(6,256)	(6,927)	(17,280)	(17,214)

Income before income taxes	16,152	15,788	25,481	39,806

Income tax expense	(7,020)	(6,506)	(20,500)	(19,288)

Net income	$9,132	$9,282	$4,981	$20,518

Income per common share:
Basic income per common share	$0.14	$0.13	$0.07	$0.30

Diluted income per common share	$0.13	$0.13	$0.07	$0.29

Weighted average basic common shares outstanding	66,228	69,915	68,137	68,724

Weighted average diluted common shares outstanding	67,683	71,760	69,704	71,462

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
     The following table reconciles net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, to station operating income and Adjusted EBITDA (dollars in thousands).

	Three Months	Three Months	Nine months	Nine months
	Ended	Ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$27,002	$23,997	$59,537	$51,525
Cash payments for LMA fees	175	762	720	2,059
Excess of accrual based station operating expenses to cash payments	(2,257)	2,377	2,011	4,341
Cash payments/(receipts) for Corporate general and administrative expenses in excess of accrual based expense	(345)	(2,924)	(2,799)	695
Cash payments for interest expense	4,601	4,646	17,182	15,727
Cash interest income	(163)	(493)	(956)	(789)
Other cash payments/adjustments	(192)	83	(139)	314
Adjusted EBITDA	$28,821	$28,448	$75,556	$73,872

Add: Accrual based Corporate general and administrative expenses	3,614	3,940	11,209	11,366

Station Operating Income	$32,435	$32,388	$86,765	$85,238

     The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

	Three Months	Three Months	Nine months	Nine months
	Ended	Ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Operating income	$22,408	$22,715	$42,761	$57,020
Add:
Non cash contract termination costs	—	—	13,571	—
Non cash stock compensation	775	(221)	2,442	(437)
Restructuring charges	—	(21)	(215)	(42)
Depreciation and amortization	5,464	5,213	16,277	15,272
Less:
Interest expense, net of interest income	(5,515)	(4,832)	(16,517)	(14,669)
Maintenance capital expenditures	(1,581)	(1,471)	(5,082)	(3,192)

Free cash flow	$21,551	$21,383	$53,237	$53,952

Cumulus Media Inc.
Reconciliation between Historical GAAP Results
And Pro Forma Results for the Three Months Ended
September 30, 2005
(dollars in thousands)

	Historical			Pro Forma
	GAAP	Adjustments		Results
Net revenue	$85,326	$(369	)(1)	$84,957
Station operating expenses	$52,891	$(322	)(2)	$52,569
Station operating income	$32,435	$(47)		$32,388
Corporate overhead	$3,614	—		$3,614
Adjusted EBITDA	$28,821	$(47)		$28,774

(1)	Reflects the elimination of revenues from Broadcast Software International.

(2)	Reflects the elimination of operating expenses from Broadcast Software International.
Cumulus Media Inc.
Reconciliation between Historical GAAP Results
And Pro Forma Results for the Nine months ended
September 30, 2005
(dollars in thousands)

	Historical			Pro Forma
	GAAP	Adjustments		Results
Net revenue	$244,889	$(1,396	)(3)	$243,493
Station operating expenses	$171,695	$(14,840	)(4)	$156,855
Station operating income	$86,765	$(127)		$86,638
Corporate overhead	$11,209	—		$11,209
Adjusted EBITDA	$75,556	$(127)		$75,429

(3)	Reflects the elimination of revenues from Broadcast Software International.

(4)	Reflects the elimination of operating expenses from Broadcast Software International ($1,269) and elimination of non cash contract termination costs of $13,571.

CAPITALIZATION
(dollars in thousands)

	September 30, 2005	September 30, 2005
	Actual	Pro Forma(1)
Cash and cash equivalents	$8,189	$8,189

Long-term debt, including current maturities:
Bank Debt	557,000	551,011

Total Stockholders’ equity	826,401	826,401

Total capitalization	$1,383,401	$1,377,412

(1)	Pro forma for cash borrowings needed to complete pending acquisitions.

Net Debt to TTM Pro Forma Adjusted EBITDA (2)	5.3	x
(2) Ratio calculated as (dollars in thousands):

Funded bank debt as of September 30, 2005	$557,000
Plus: Cash required to complete acquisitions, net of dispositions	2,200
Less: Cash balance as of September 30, 2005	(8,189)

Net Debt as of September 30, 2005	551,011
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA (includes the results of all pending acquisitions)
Ratio	5.3	x

CUMULUS MEDIA INC.
2005 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)
The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month Station Operating Income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio’s financial and operational development.
Pro Forma for the Trailing Twelve months ended September 30, 2005:

Station Operating			Station Operating	Avg Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %
> 35.0%	28	$187,147	$85,046	45.4%
25.0% to 34.9%	14	60,184	17,813	29.6%
20.0% to 24.9%	8	24,900	5,589	22.4%
10.0% to 19.9%	4	14,178	2,579	18.2%
0.0% to 9.9%	5	10,909	856	7.8%
< 0.0%	2	4,927	(1,116)	(22.7)%

Subtotal	61	$302,245	$110,767	36.6%
Trade, Other	—	25,168	8,209	32.6%

Totals	61	$327,413	$118,976	36.3%
Pro Forma for the Trailing Twelve months ended June 30, 2005:

Station Operating			Station Operating	Avg Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %
> 35.0%	28	$181,008	$84,338	46.6%
25.0% to 34.9%	15	71,319	21,569	30.2%
20.0% to 24.9%	5	16,950	3,785	22.3%
10.0% to 19.9%	8	22,911	3,761	16.4%
0.0% to 9.9%	1	2,509	194	7.7%
< 0.0%	4	6,286	(1,376)	(21.9)%

Subtotal	61	$300,983	$112,271	37.3%
Trade, Other	—	25,047	6,623	26.4%

Totals	61	$326,030	$118,894	36.5%

	Activity for Q3 2005
Station Operating	Markets	Markets	Markets	Net Change	Markets
Income Margin %	at 6/30/05	Moving Out	Moving In	In Category	at 9/30/05
> 35.0%	28	1	1	0	28
25.0% to 34.9%	15	3	2	(1)	14
20.0% to 24.9%	5	2	5	3	8
10.0% to 19.9%	8	5	1	(4)	4
0.0% to 9.9%	1	0	4	4	5
< 0.0%	4	2	0	(2)	2

Total	61	13	13	—	61